Execution Copy

PATENT LICENSE AGREEMENT

BETWEEN

POLYMEDIX, INC.

AND

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

PATENT LICENSE AGREEMENT

     This Patent License Agreement (this “Agreement”) is made on January 3, 2003 (the “Effective Date”), by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3160 Chestnut Street, Suite 200, Philadelphia, Pennsylvania 19104-3147 (“Penn”), and Polymedix, Inc., a Delaware corporation (“Licensee”), with its principal offices at 5 Radnor Corporate Center, 100 Matsonford Road, Suite 520, Radnor, PA 19087.

BACKGROUND

     A.      Penn owns certain intellectual property developed by Drs. William Degrado and Michael Klein of Penn’s Schools of Medicine and of Arts and Sciences relating to antimicrobial materials, as described more fully in Attachment 1 to this Agreement;

     B.      Licensee desires to obtain the exclusive right and license to use, develop, manufacture, market and exploit the intellectual property described in Attachment 1, and a first option to negotiate with Penn to obtain a license to certain intellectual property directly related thereto; and

     C.      The exploitation of the intellectual property developed by Drs. Degrado and Klein is in the best interest of Penn and is consistent with its educational and research mission and goals.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with Licensee that has executed (a) this Agreement or (b) a written joinder agreement, in a form satisfactory to Penn, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original party to this Agreement. For purposes of this Agreement, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity, or the right to appoint a majority of its board of directors or the maximum percentage allowed by law in the country of the controlled entity.

1.2 “Agreement” shall have the meaning given in the first paragraph hereof.

1.3 “Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4 “Change of Control” means an assignment of the License, an exclusive sublicense of all of the intellectual property and any other rights granted to Licensee under this Agreement, a direct merger or other change in corporate structure where Licensee is not the surviving entity, a sale or transfer of the capital stock of Licensee representing more than fifty percent (50%) of the voting power of the stockholders of Licensee immediately prior to such sale, or an initial public offering of securities by Licensee. For clarity, a Change of Control shall not include a financing event in which Licensee may transfer more than fifty percent (50%) of the voting power of the stockholders to venture capital or other similar investors who do not exercise control over day-to-day operations of Licensee.

1.5 “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether Penn identifies such information as confidential or proprietary at the time it is delivered or communicated to Licensee. Confidential Information shall include all disclosures hereunder in writing and identified as being “Confidential”, or if disclosed orally, which are reduced in writing within thirty (30) days of oral disclosure and clearly identified as being “Confidential.”

1.6 “Default” shall have the meaning given in Section 5.3.

1.7 “Development Plan” means a plan for the development and/or marketing of the Penn Patent Rights that demonstrates Licensee’s capability to bring the Penn Patent Rights to practical application. The initial Development Plan will be delivered within one hundred fifty (150) days of the Effective Date.

1.8 “Effective Date” have the meaning given in the first paragraph of this Agreement.

1.9 “Fair Market Value” means the cash consideration that Licensee, its Affiliates and/or Sublicensees would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.10 “Gross Sales” means the consideration or Fair Market Value attributable to the Sale of any Penn Licensed Product(s), less the following:

1.10.1 Discounts in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors, to the extent separately stated on the invoice;

1.10.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns;

1.10.3 Prepaid transportation expenses and transportation insurance premiums, to the extent separately stated on the invoice;

1.10.4 Sales and use taxes and other fees imposed by a government agency, to the extent separately stated on the invoice; and

1.10.5 Price reductions imposed by governmental agencies.

1.11 “Indemnified Party” shall have the meaning given in Section 8.5.

1.12 “Liability” and “Liabilities” shall have the meaning given in Section 8.5.

1.13 “License” shall mean the license granted by Penn to Licensee pursuant to Section 2.1.

1.14 “Licensee” shall have the meaning given in the first paragraph of this Agreement.

1.15 “Penn Licensed Product(s)” means products that are made, made for, used or sold by Licensee, its Affiliates and/or Sublicensees and that: (a) in the absence of this Agreement would infringe at least one Valid Claim of the Penn Patent Rights; or (b) are made using a process or machine covered by a Valid Claim of the Penn Patent Rights.

1.16 “Penn Patent Rights” means all patent rights represented by or issuing from the United States or foreign patents listed in Attachment 1 or the patents issuing from the United States or foreign patent or provisional applications listed in Attachment 1, and their foreign counterparts and extensions, including continuations, divisionals, renewals, reissues, substitutions or additions of such patents. To the extent, if any, that Penn does not solely own the Penn Patent Rights referenced as Penn Ref # N2428 on Attachment 1, Penn Patent Rights shall include only Penn’s undivided interest in such patent rights. Penn Patent Rights also include continuations-in-part to the extent that the continuation-in-part relates to existing patents or patent applications and not to any new subject matter.

1.17 “Sale” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Penn Licensed Product(s). A Sale of Penn Licensed Product(s) shall be deemed completed at the time Licensee, an Affiliate and/or Sublicensee invoices, ships or receives payment for such Penn Licensed Product(s), whichever occurs first. Sale excludes transfers of Penn Licensed Products for use in clinical trials or as free samples, and transfers of Penn Licensed Product(s) between or among Licensee, its Affiliates and any Sublicensees where such Penn Licensed Product(s) are intended for further resale, whether alone or in the form of combination products containing one or more other components.

1.18 “Sell-Off Right” shall have the meaning given in Section 5.9.

1.19 “Software License Agreement” means the Software License Agreement entered into by and between Penn and Licensee as of the date hereof.

1.20 “Sublicense” shall have the meaning given in Section 2.4.1.

1.21 “Sublicense Assignment” shall have the meaning given in Section 2.4.2.

1.22 “Sublicensee” shall have the meaning given in Section 2.4.1.

1.23 “Stock Purchase Agreement” shall have the meaning given in Section 3.1.1.

1.24 “Transaction Documents” means this Agreement, the Software License Agreement, the Stock Purchase Agreement and any stockholders agreement entered into by the parties thereunder.

1.25 “Trigger Event” means any of the following:

1.25.1 If Licensee: becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within sixty (60) days; makes an assignment of all or substantially all of its assets for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

1.25.2 If proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by Licensee; or

1.25.3 If any order for relief is entered relating to any of the proceedings described in Sections 1.25.1 or 1.25.2; or

1.25.4 If Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

1.25.5 If Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 1.25.1, 1.25.2, 1.25.3 or 1.25.4.

1.26 “Valid Claim” means a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) of any patent application that has been neither cancelled, withdrawn or abandoned, nor pending for more than five (5) years.

2. LICENSE GRANT

2.1 License Grant. Penn hereby grants to Licensee and its Affiliates for the term of this Agreement a world-wide right and license to use and practice under the Penn Patent Rights to make, have made, use, import, sell and offer for sale Penn Licensed Product(s), with the qualified right to sublicense in the United States and throughout the world to the extent permitted under Section 2.4. To the extent that any Affiliate exercises any rights granted by Penn hereunder, Licensee remains primarily liable to Penn for the duties and obligations of any Affiliate hereunder, and any act or omission of an Affiliate would be deemed to be a breach by Licensee of this Agreement. No other rights or licenses are granted except as expressly set forth herein. Penn shall cooperate with Licensee and use its reasonable efforts to obtain sole ownership of, or the exclusive right to grant licenses in, any Penn Patent Rights in which, as of the Effective Date, Penn only maintains a joint ownership interest.

2.2 Exclusivity. The License is exclusive, except that as to any Penn Patent Rights covering the Penn Software (as such term is defined in the Software License Agreement), the License is non-exclusive but Penn shall not grant any additional licenses to such Penn Patent Rights to any other persons or entities. Notwithstanding the foregoing, Penn may use and permit other nonprofit organizations to use and practice under the Penn Patent Rights solely for educational and non-commercial research purposes.

2.3 U.S. Government Rights. Licensee or its Affiliates acknowledge that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. The License is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4 Sublicense Conditions. The right to sublicense granted to Licensee under Section 2.1 is subject to the following conditions:

2.4.1 Licensee may sublicense the rights granted in this Agreement by written sublicense agreement which form shall (a) prohibit the sublicensee (“Sublicensee”) from further sublicensing, and (b) require that the Sublicensee be subject to the applicable terms and conditions of the license granted to Licensee under this Agreement (each, a “Sublicense”).

2.4.2 Within thirty (30) days after Licensee enters into any Sublicense: (a) Licensee must deliver to Penn a complete copy of the Sublicense (after redacting any confidential information that is not reasonably relevant to Penn’s administration of this Agreement) written in the English language (Penn’s receipt of the Sublicense shall not constitute an approval of the Sublicense or a waiver of any of Penn’s rights or Licensee’s obligations under this Agreement); (b) an executed assignment and security agreement in form acceptable to Penn (each, a “Sublicense Royalty Assignment”) granting Penn, as security for the payment of Licensee’s obligations hereunder, an assignment of and security interest in any royalties, fees or other proceeds generated by such Sublicense, exercisable upon occurrence and during the continuance of a Default under Section 5.3; and (c) such executed forms of UCC-1 and UCC-3 or other documents as may be necessary to perfect Penn’s interest in such Sublicense Royalty Assignment. In addition to any rights or remedies provided for under this Agreement, Penn shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Upon request, Licensee shall execute all such documents as are reasonably necessary to evidence and perfect in any jurisdiction Penn’s interest in and to such Sublicense Royalty Assignment. If Licensee fails to execute such documents in a timely manner, Licensee hereby grants Penn, effective during the period during which this Agreement or any Sublicense is in effect, an irrevocable power of attorney to execute in the name of Licensee all such documents as are reasonably necessary to evidence and perfect in any jurisdiction Penn’s interest in and to such Sublicensee Royalty Assignment. Penn hereby agrees that its assignment of and security interest in such royalties, fees and other proceeds shall be subordinated to any security interest and/or assignment that Licensee may grant to any lender to Licensee, and Penn shall execute and deliver any such documents as may be reasonably requested by Licensee to confirm and document the foregoing. Upon satisfaction of Licensee’s payment obligations hereunder, Penn shall execute such UCC termination statements with respect to the Sublicensee Royalty Assignment as Licensee shall reasonably request.

2.4.3 In the event of the continuance of a Default under Section 5.3 hereunder, all payments then or thereafter due to Licensee or its Affiliates from each Sublicensee shall, upon notice from Penn to any such Sublicensee, become owed directly to Penn for the account of Licensee or its Affiliate; provided that Penn shall remit to Licensee or its Affiliate the amount by which such payments in the aggregate exceed the total amount owed by Licensee to Penn.

2.4.4 Even if Licensee enters into Sublicenses, Licensee remains primarily liable to Penn for all of Licensee’s duties and obligations contained in this Agreement, and any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.

2.5 Patents on New Technology and Software.

2.5.1 In the event that technology is developed in the Penn labs of Drs. Klein or Degrado that, if patented, would require a license under the dominant Penn Patent Rights already licensed to Licensee under this Agreement in order to practice such technology to the extent of the license granted in Section 2.1 hereof, or should any patentable software be developed in the Penn labs of Drs. Klein or Degrado that is useful in connection with practicing under the Penn Patent Rights or such technology, Penn shall notify Licensee within 45 days after becoming aware of such development. Licensee shall within 30 days notify Penn that Licensee desires that Penn file patent applications with respect to the technology or software. If Licensee so elects, then Penn and Licensee shall promptly thereafter negotiate in good faith for Licensee to take a license to such patent applications and any resulting issued patents under terms substantially the same as those set forth herein, it being understood that the financial terms of such license shall be the payment of royalties at the rates set forth herein but for the extended term(s) of any additional patents covering such technology or software that are licensed to Licensee. Notwithstanding the foregoing sentence, Penn reserves the right to renegotiate in good faith such royalties as they pertain to such additional patents as may be required to protect Penn’s tax exempt status under the provisions of the Tax Reform Act of 1986.

2.5.2 Penn shall not be obligated to license any patents or patent applications to Licensee under this Section 2.5 to the extent it is obligated to license such patents or patent applications to another party by reason of a sponsored research agreement entered into with such other party; provided, however, that Penn shall in good faith negotiate with Licensee for Licensee to sponsor any research that is specifically directed towards the development of any technology or software covered by this Section 2.5 for a period of at least 150 days prior to entering into any such sponsored research agreement with another party. Any such sponsored research agreement with Penn that is specifically directed towards the development of software covered by this Section 2.5 shall require the payment of no more than “nominal” consideration to Penn.

2.5.3 If the parties are unable to agree on the terms of a license and Penn subsequently licenses any such patents or patent applications to a third party, Penn shall promptly reimburse Licensee for all costs and expenses that Licensee has paid to Penn in connection with the filing and prosecution of such patents or patent applications.

2.5.4 The rights described in this Section will expire as to any patents or patent applications respecting technology or software developed (as determined based on invention disclosure submissions to Penn) after the fifth anniversary of the Effective Date, or the date of a Change of Control, whichever occurs sooner.

3. FEES AND ROYALTIES

3.1 Shares, Sublicense Fees and Royalties.

3.1.1 In partial consideration of the License, Licensee shall issue to Penn 500,000 shares of Licensee’s Series A-1 Non-Voting Convertible Preferred Stock, par value $0.001 per share, on the terms and conditions as set forth in the stock purchase agreement between Licensee and Penn (the “Stock Purchase Agreement”), a copy of which is attached to this Agreement as Attachment 2.

3.1.2 In further consideration of the exclusive license granted to Licensee hereunder, Licensee shall pay to Penn a royalty on the Gross Sales by Licensee, its Affiliates and/or Sublicensees as follows:

(a) 3.0% on Gross Sales for Penn Licensed Products that are sold as pharmaceuticals under an approved NDA or other similar regulatory filing;

(b) 1.5% on Gross Sales for Penn Licensed Products that are sold as coatings for use in medical devices under an approved PMA, 510(k) application or other similar regulatory filing; and

(c) 0.5% on all other Gross Sales for Penn Licensed Products.

Royalties shall be payable on a country-by-country basis for so long as such Penn Licensed Products (a) in the absence of this Agreement would infringe at least one Valid Claim of the Penn Patent Rights in the country in which such products are used or sold; or (b) are made using a process or machine covered by a Valid Claim of the Penn Patent Rights in the country in which such products are used or sold; provided, however, that if no such Penn Patent Rights exist as of the date of first commercial sale of such Penn Licensed Products in such country, said royalties shall be payable until the twentieth (20th) anniversary of the Effective Date, or the end of the term of this Agreement, whichever occurs sooner.

Notwithstanding anything to the contrary herein, the obligation to pay royalties under this Section shall not commence, and no royalties shall be due on any Gross Sales accruing, prior to the date on which a Change of Control occurs. Penn, in its sole discretion may at any time reduce and/or terminate any of the foregoing royalty obligations.

3.1.3 Licensee shall pay to Penn a percent of any consideration (other than royalties based on sales of Penn Licensed Products) received by Licensee from each Sublicensee for the Sublicense granted to such Sublicensee according to the schedule below:

Sublicenses executed in the 1st year after the Effective Date	50%;
Sublicenses executed in the 2nd year after the Effective Date	40%;
Sublicenses executed in the 3rd year after the Effective Date	30%;
Sublicenses executed in the 4th year after the Effective Date	25%;
Sublicenses executed in the 5th year after the Effective Date	15%; and
Sublicenses executed thereafter	10%.

Notwithstanding the foregoing, Licensee shall have no obligation to pay to Penn any amounts received from any Sublicensee in consideration for equity investments, research grants, consulting or similar services, supply of products or materials, or expense reimbursement; provided, however, that the amounts allocated for the grant of the Sublicense shall be fair and reasonable in light of the overall value of the rights and/or assets being exchanged by Licensee and the Sublicensee. Licensee will pay to Penn the applicable percentage, if any, within 30 days after the end of the calendar quarter during which the relevant initiation fee or other consideration is received. The obligation to pay any amounts under this Section shall be waived for Sublicenses executed within the first four years of the Agreement provided that the value received from the relevant Sublicensee is not distributed in the form of cash or stock to Licensee’s shareholders.

3.1.4 Gross Sales of any Penn Licensed Product shall not be subject to more than one assessment of the scheduled royalty regardless of the number of Penn Patent Rights covering such Penn License Product; such assessment shall be the highest applicable royalty.

3.1.5 In the event that a Penn Licensed Product is sold in the form of a combination product containing one or more components which are themselves not Penn Licensed Products, the Gross Sales shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B), where A is the invoice price or Fair Market Value (whichever is greater) of the Penn Licensed Product and B is the total invoice price or Fair Market Value (whichever is greater) of the other components.

3.2 Commercial Diligence.

3.2.1 Licensee shall use reasonable commercial efforts to develop for commercial use and to market Penn Licensed Products as soon as practical, consistent with the Development Plan. “Reasonable commercial efforts” shall include a reasonable commercial level of product marketing and promotion to increase sales of Penn Licensed Products, including without limitation, advertising, public relations, trade shows/conferences and direct marketing.

3.2.2 Licensee shall use reasonable commercial efforts to achieve the first commercial sale of a Penn Licensed Product within seven (7) years of the Effective Date, and shall use reasonable commercial efforts to sign a strategic partnership within four (4) years of the Effective Date.

3.2.3 Licensee shall provide to Penn, on the first anniversary of the Effective Date and on each anniversary thereafter, written progress reports, setting forth in such detail as Penn may reasonably request: (a) the progress of the development, evaluation, testing and commercialization of each Penn Licensed Product; and (b) the Licensee’s strategic alliances with industry counterparts that, in the best judgment of the Licensee, represent effective and beneficial business relationships. Licensee shall also notify Penn in writing within thirty (30) days after the first commercial sale of a Penn Licensed Product.

3.2.4 Licensee shall provide to Penn, at least as frequently as they are distributed to the Board of Directors and/or management of Licensee copies of: (a) all Board and management reports that relate to the Penn Patent Rights and Penn Licensed Products; and (b) all business plans and financial statements that are distributed to the Board of Directors and/or management. The obligations of Licensee shall cease under this Section 3.2.4(b) from and after the time that any of Licensee’s securities are traded publicly.

3.2.5 Licensee shall provide Penn within one hundred fifty (150) days of the Effective Date and on each anniversary of the Effective Date, a written, current Development Plan with sufficient detail as Penn shall reasonably request.

3.2.6 Licensee shall, within twenty four (24) month(s) of the Effective Date, raise two million dollars ($2,000,000) in equity investment capital.

3.3 Royalty Reports and Records.

3.3.1 Licensee shall deliver to Penn within sixty (60) days after the end of each Calendar Quarter a written report, certified by the chief financial officer (or other senior executive) of Licensee, setting forth the calculation of the royalties due to Penn for such Calendar Quarter (if any), including, without limitation:

3.3.1.1. Number of Penn Licensed Products involved in Sales, listed by country and category (pharmaceutical product, coating for use in medical device or other);

3.3.1.2. Gross consideration for Sales of Penn Licensed Products, including all amounts invoiced, billed, or received, listed by country and category;

3.3.1.3. Gross Sales of Penn Licensed Products listed by country and category, including a breakdown of all deductions under Section 1.10 listed by category; and

3.3.1.4. Royalties owed to Penn, listed by country and category, including without limitation Licensee and/or Affiliate earned and Sublicensee derived royalties.

3.3.2 Licensee shall pay the royalties due under Sections 3.1.2 to Penn within sixty (60) days following the last day of the Calendar Quarter in which the royalties accrue. Licensee shall send Penn with such royalties the report described in Section 3.3.1.

3.3.3 Licensee shall maintain and require its Affiliates and Sublicensees to maintain, complete and accurate books and records that enable the royalties payable under this Agreement to be verified. The records for each Calendar Quarter shall be maintained for three (3) years after the submission of each report under Article 3. Upon reasonable prior notice to Licensee, Licensee shall provide an independent certified public accountant selected by Penn and reasonably acceptable to Licensee or the Affiliate or Sublicensee being audited with access to all books and records relating to the Sales of Penn Licensed Products by Licensee and its Affiliates and Sublicensees to conduct a review or audit of those books and records solely to determined the royalties due and owing to Penn hereunder. Access to Licensee’s books and records shall be made available at least once each calendar year, during normal business hours, and during each of three (3) years after the expiration or termination of this Agreement. If the independent accountant determines that Licensee has underpaid any royalty due by five percent (5%) or more, then Licensee shall pay to Penn promptly the reasonable costs and expenses of Penn and its accountants in connection with their review or audit, in addition to such underpayment.

3.4 Currency, Place of Payment, Interest, Payment of Expenses.

3.4.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Penn under this Agreement shall be made in United States dollars by check payable to “The Trustees of the University of Pennsylvania.” If Licensee receives revenues from Sales of Penn Licensed Products in currency other than United States dollars, then revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter, or, in the case of Sublicensees, using such other reasonable and customary conversion method as the applicable Sublicensee generally utilizes.

3.4.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month or part thereof (or the maximum allowed by law, if less).

3.4.3 At least once every 2 years after Gross Sales exceed $2,000,000, Licensee will provide at its expense a written report audited by Licensee’s outside auditor (or another 3rd party auditor of Licensee’s choosing) of the amounts due to Penn under the Agreement.

3.4.4 Licensee shall pay all reasonable out-of-pocket expenses of Penn, as well as legal fees and expenses, in connection with this Agreement and the other Transaction Documents. Licensee shall pay such documented expenses directly, within 30 days of presentment of invoices (with appropriate supporting documentation) by Penn. Licensee’s reimbursement obligation under this Section shall not exceed $10,000.

4. CONFIDENTIALITY

4.1 Non-Disclosure by Licensee. Licensee shall maintain in confidence and not disclose to any third party any Confidential Information of Penn; provided, however, that Licensee may disclose Confidential Information to its Sublicensees (including prospective Sublicensees) and Affiliates to use in a manner consistent with the manner in which Licensee may use such Confidential Information hereunder. Licensee shall ensure that its employees, and shall require that its Sublicensees and Affiliates ensure that their employees, have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Licensee’s obligations under this Agreement. Licensee’s, Sublicensee’s and Affiliate’s obligations of confidentiality as recipients under this Agreement shall be limited to a period of ten (10) years from receipt of Confidential Information, provided that for each item of Confidential Information received, such ten (10) year period shall run only once, from the date such Confidential Information is first received by Licensee. The foregoing obligation shall not apply to:

4.1.1 Information that is known to Licensee or any Sublicensee or Affiliate, or independently developed by Licensee or any Sublicensee or Affiliate, prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Penn upon receipt of the Confidential Information;

4.1.2 Information disclosed to Licensee or any Sublicensee or Affiliate, by a third party that has a right to make such disclosure;

4.1.3 Information that becomes patented, published or otherwise part of the public domain as a result of acts by Penn, acts of Licensee or any Sublicensee or Affiliate that have been approved by Penn, such approval not to be unreasonably withheld, or acts of a third person obtaining such information as a matter of right;

4.1.4 Information reasonably required to be disclosed in order to obtain or maintain regulatory or other approvals for Penn Licensed Products;

4.1.5 Information that is required to be disclosed by law, rule, regulation or order of a United States governmental authority or agency (including the SEC), or a court of competent jurisdiction; provided that Licensee shall use reasonable efforts to obtain confidential treatment of such information by such authority, agency or court;

4.1.6 Information that is disclosed to accountants, banks or other financing sources (or their advisors) or in connection with a merger, acquisition, strategic alliance or securities offering, subject to a nondisclosure and confidentiality agreement.

4.2 Use by Licensee. Penn acknowledges that Licensee shall have the non-exclusive right to use, and to permit its Affiliates and Sublicensees to use, any Confidential Information of Penn relating to the Penn Patent Rights or Penn Licensed Product(s) that Licensee may receive from Penn to the extent reasonably necessary for Licensee or its Affiliates or Sublicensees to develop, make, have made, sell, offer for sale use and import Penn Licensed Products as permitted hereunder; provided, however, that nothing in this Section 4.2 shall grant Licensee any rights under any patent rights of Penn other than the Penn Patent Rights.

4.3 Limited Non-Disclosure by Penn. Penn shall not be obligated to accept any confidential information from Licensee except for the reports required in Sections 3.2 and 3.3. Penn shall use reasonable efforts not to disclose those reports to any third party other than Penn’s outside advisors (subject to exceptions similar to these applicable to Licensee under Section 4.1), which efforts shall be no less diligent than those that Penn employs to protect its own confidential information of a similar nature. Penn bears no institutional responsibility for maintaining the confidentiality of any other information of Licensee.

5. TERM AND TERMINATION

5.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, shall expire upon the expiration of the last to expire or become abandoned of any issued Penn Patent Rights.

5.2 Termination by Licensee. Licensee may, upon sixty (60) days written notice to Penn, terminate this Agreement by doing all of the following:

5.2.1 Ceasing to make, have made, use, import, sell and offer for sale all Penn Licensed Products;

5.2.2 Terminating all Sublicenses, and requiring all Sublicensees and Affiliates to cease making, having made, using, importing, selling and offering for sale all Penn Licensed Products; and

5.2.3 Paying all monies owed to Penn under this Agreement through the date of termination.

5.3 Termination by Penn. Penn may terminate this Agreement on written notice to Licensee if any of the following events of default (“Default”) occur:

5.3.1 Licensee is more than sixty (60) days late in paying to Penn royalties, expenses, or any other undisputed amounts due under this Agreement and Licensee does not pay Penn in full within thirty (30) days of written notice thereof;

5.3.2 Licensee experiences a Trigger Event; or

5.3.3 Licensee materially breaches this Agreement (other than a breach solely under Section 5.3.1) or the Stock Purchase Agreement and does not cure such breach within sixty (60) days after written notice of the breach;

5.4 Effect of Termination. In the event of a termination under Section 5.3 hereof, the License shall immediately terminate without the necessity of any action being taken either by Penn, and Licensee and any Affiliate and/or Sublicensee shall refrain from further manufacture, sale, marketing, importation and/or distribution of Penn Licensed Product(s); provided, however, that Penn shall, upon the request of any Sublicensee not then in material breach of any provisions of this Agreement applicable to such Sublicensee, promptly enter into a direct license agreement with such Sublicensee on terms substantially the same as the terms of this Agreement, excluding those terms respecting the issuance of equity in such Sublicensee.

5.5 Security Interest in Inventories. To secure the complete and timely payment and satisfaction of all royalty obligations of Licensee under this Agreement, Licensee hereby grant to Penn a security interest, effective immediately, in all inventories of Penn Licensed Products now or hereafter owned by Licensee or its Affiliates.In addition to any rights or remedies provided for under this Agreement, Penn shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Upon request, Licensee and its Affiliates shall execute and deliver to Penn such UCC-1 and UCC-3 or other documents as may be necessary to perfect Penn’s interest in such inventories. If Licensee fails to execute such documents in a timely manner, Licensee and its Affiliates hereby grant to Penn an irrevocable power of attorney to execute in Licensee’s or its Affiliates’ name all such documents as Penn deems reasonably necessary to evidence and perfect such security interest in any jurisdiction. Penn hereby agrees that its security interest in all inventories of Penn Licensed Products now or hereafter owned by Licensee or its Affiliates shall be subordinated to any security interest therein that Licensee or any of its Affiliates may grant to any lender to Licensee or such Affiliate, and Penn shall execute and deliver any such documents as may be reasonably requested by Licensee to confirm and document the foregoing. Upon satisfaction of Licensee’s payment obligations hereunder, Penn shall execute such UCC termination statements with respect to such inventories as Licensee shall reasonably request.

5.6 Return of Confidential Information. Upon termination of this Agreement, Licensee and any Affiliate and/or Sublicensee shall, at Penn’s request, return to Penn or destroy all Confidential Information in their possession or control, except as may be necessary for Licensee and any Affiliate and/or Sublicensee to exercise any of its retained rights under this Article 5. Licensee and any Affiliate and/or Sublicensee may retain one copy of Confidential Information in their files for reference purposes only.

5.7 Inventories. Upon termination of this Agreement, Licensee shall cause physical inventories to be taken immediately of: (a) all completed Penn Licensed Product(s) on hand under the control of Licensee or any Affiliate or Sublicensee; and (b) such Penn Licensed Product(s) as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. Licensee shall deliver copies of such written inventories, verified by an officer of Licensee forthwith to Penn. Penn shall have 45 days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof. Upon five (5) business days written notice to Licensee, an independent third party selected by Penn and reasonably acceptable to Licensee or the applicable Affiliate or Sublicensee shall be given access during business hours to the premises of Licensee, its Affiliates and/or Sublicensees for the purpose of conducting an audit solely to verify such inventory accounting of Licensee.

5.8 Advertising Materials. Upon the termination of this Agreement, Licensee shall, at its own expense forthwith remove, efface or destroy all references to Penn from all advertising or other materials used in the promotion of Licensee’s business or the business of any Affiliate or Sublicensee and Licensee and any Affiliate and/or Sublicensee shall not thereafter represent in any manner that it has rights in or to the Penn Patent Rights or Penn Licensed Product(s), except as may be necessary for Licensee and any Affiliate and/or Sublicensee to exercise any of its retained rights under this Article 5.

5.9 Sell-Off Rights. Notwithstanding the foregoing, if this Agreement terminates for any reason, Licensee, its Affiliates and all Sublicensees shall have a period of six (6) months to sell off their inventories of Penn Licensed Product(s) existing or in the process of being manufactured on the date of termination of this Agreement, and Licensee shall pay to Penn any royalties due hereunder with respect to such Penn Licensed Product(s) within thirty (30) days following the expiration of such six-month period (“Sell Off Right”).

5.10 Delivery of Data. Upon the termination of this Agreement and at Penn’s request, Licensee shall, to the extent it has the right to do so, deliver to Penn or its designee copies of all data and other information generated by Licensee that relates directly to the Penn Licensed Products, which data and other information Penn or its designee shall have the right to use and disclose to third parties solely in connection with their development, making, having made, selling, offering for sale, using and importing such Penn Licensed Products; provided, however, that Penn or its designee shall first be required to reimburse Licensee for the reasonable value of such data and other information.

5.11 Survival. Licensee’s obligation to pay all monies owed accruing under this Agreement prior to the date of expiration or termination of this Agreement (or thereafter in accordance with the provisions of this Article 5) shall survive such expiration or termination. In addition, the provisions of Article 4 – CONFIDENTIALITY, Article 5 – TERM AND TERMINATION, Article 8 – DISCLAIMER OF WARRANTIES; INDEMNIFICATION, Article 9 – USE OF PENN’S NAME, and Article 10 – ADDITIONAL PROVISIONS shall survive such expiration or termination.

6. PATENT PROSECUTION AND MAINTENANCE; REIMBURSEMENT

6.1 Patent Prosecution and Maintenance. Penn controls the preparation, prosecution and maintenance of the Penn Patent Rights and the selection of patent counsel, with input from Licensee. If, however, Licensee desires to manage the preparation, prosecution and maintenance of the Penn Patent Rights with input from Penn, then Licensee and Penn will enter into with patent counsel a Client and Billing Agreement in substantially the form attached to this Agreement as Attachment 3.

6.2 Reimbursement of Patent Expenses. Licensee shall reimburse Penn for all documented attorneys fees, expenses, official fees and other charges incurred prior to the Effective Date and incident to the preparation, prosecution and maintenance of Penn Patent Rights. This reimbursement obligation shall be paid as follows:

6.2.1 twenty five thousand dollars ($25,000) or the balance due, whichever is less, to be paid within ten (10) days of the date that Licensee first raises three hundred thousand dollars ($300,000) in equity investment after the Effective Date, but in any event not later than May 31, 2003.

6.2.2 forty thousand dollars ($40,000) or the balance due, whichever is less, to be paid within ten (10) days after Licensee first raises a total of three million dollars ($3,000,000) in equity investment after the Effective Date, but in any event not later than May 31, 2003.

6.2.3 forty thousand dollars ($40,000) or the balance due, whichever is less, ninety (90) days after the date on which the payment under Section 6.2.2 is due and payable.

6.2.4 The balance shall be paid within ninety (90) days after the date that the payment under Section 6.2.3 is due and payable.

6.3 Patent Term Extensions. At Licensee’s expense, Penn shall apply for, or assist Licensee in applying for, such patent term extensions, supplemental protection certificates, or functional equivalents thereof as Licensee shall request in writing. Licensee shall provide Penn with all material, information and data in its possession reasonably necessary or reasonably useful to prepare such items.

7. INFRINGEMENT AND LITIGATION

7.1 Notification of Infringement. Penn and Licensee are responsible for notifying each other promptly of any infringement of Penn Patent Rights which may come to their attention. Penn and Licensee shall consult one another in a timely manner concerning any appropriate response to the infringement, including, without limitation, whether Penn needs to join any action taken against the infringing party.

7.2 Prosecution by Licensee. Licensee may prosecute such infringement at its own expense and, if legally necessary, may join Penn as a party to such action. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Penn Patent Rights without Penn’s prior written permission, not to be unreasonably withheld. Except as otherwise provided in Section 7.3, financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee, subject to a royalty due Penn based on the provisions of Article 3.

7.3 Intervention by Penn. Licensee’s rights under Section 7.2 are subject to the continuing right of Penn to intervene at Penn’s own expense and join Licensee in any claim or suit for infringement of the Penn Patent Rights. Any consideration received by Licensee in settlement of any claim or suit in which Penn has intervened shall first be applied to reimburse Licensee and Penn for their respective litigation expenditures, with additional recoveries being shared between Penn and Licensee in proportion with their share of the litigation expenses in such infringement action.

7.4 Prosecution by Penn. If Licensee fails to prosecute any infringement, then Penn may prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by Penn.

7.5 Cooperation. In any action to enforce any of the Penn Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

8. WARRANTIES; DISCLAIMER OF WARRANTIES; INDEMNIFICATION

8.1 NO ADDITIONAL WARRANTIES. THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO, EXCEPT AS SET FORTH IN SECTION 8.3 AND 8.4. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN MAKES NO REPRESENTATIONS OR WARRANTIES: (a) OF COMMERCIAL UTILITY, ACCURACY OR COMPLETENESS; (b) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (c) THAT THE USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.

8.2 LIMITATION OF LIABILITY. PENN SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S AFFILIATES OR SUBLICENSEES, OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY CLAIMING THROUGH THEM WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE PENN PATENT RIGHTS, PENN LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

8.3 Ownership; No Pending Action. Penn represents and warrants that, except as expressly provided elsewhere herein, it owns the United States letters patent and/or applications therefor listed in Attachment 1 to this Agreement, and foreign counterparts relating thereto. Penn represents and warrants that there are no pending actions, nor to the best of its knowledge, threatened or other claims, whether or not embodied in an action past or present, of infringement of any patent, copyright, trademark, or other intellectual property right that has been made or is pending against Penn or any entity from which Penn has obtained such rights relative to the Penn Patent Rights.

8.4 Authority. Penn represents and warrants that: (i) it has full authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; (ii) this Agreement has been duly authorized, executed and validly delivered by Penn and is binding and enforceable upon Penn in accordance with its terms; (iii) the execution and delivery of this Agreement by Penn will not violate any law, regulation or court order, or breach or cause a default under any agreement to which Penn is a party; and (iv) Penn has the right to grant the licenses granted to Licensee hereunder.

8.5 Indemnification. Licensee shall indemnify, defend and hold harmless Penn, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions or proceedings brought against the Indemnified Parties by any third party, and for any and all liability, loss, damage, or expense suffered or incurred by the Indemnified Parties in connection therewith (including reasonable attorneys’ fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”), that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any Penn Patent Rights or Penn Licensed Products by Licensee, its Affiliates, its assignees, Sublicensees, its vendors or other third parties acting under their authority; (b) any breach by Licensee or its Affiliates or Sublicensees of this Agreement; and (c) the enforcement by an Indemnified Party of this Section 8.5. Without limiting the foregoing, Licensee shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.5.1 Any product liability or other claim of any kind related to the use by a third party of a Penn Licensed Product that was manufactured, sold or otherwise disposed by Licensee, its Affiliates, its assignees, its Sublicensees, its vendors or other third parties acting under their authority;

8.5.2 A claim by a third party that the Penn Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Penn Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property rights of such third party (except to the extent such claim arises from a breach by Penn of any of its warranties under Section 8.3 and 8.4 above); and

8.5.3 Clinical trials or studies conducted by or on behalf of Licensee, its Affiliates, its assignees, its Sublicensees or their agents relating to the Penn Patent Rights or Penn Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any such clinical trial or study.

8.6 Rights of Penn in Liability Action. Licensee is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on Penn or grants any rights to the Penn Patent Rights or Penn Licensed Products that are inconsistent with the rights granted to Licensee hereunder without Penn’s prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, then Penn may assume the defense of such claim or action for the account and at the risk of Licensee. The indemnification rights of Penn or other Indemnified Party contained herein are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise.

8.7 Procedures for Indemnification. Penn shall (a) provide Licensee with prompt written notice of each claim for which any Indemnified Party seeks indemnification under Section 8.5, (b) grant Licensee sole authority to defend and/or settle each such claim using attorneys selected by it and reasonably acceptable to Penn, and (c) cooperate in all reasonable respects with Licensee in connection with its performance of such activities.

8.8 Insurance.

8.8.1 Licensee and any Affiliate shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such party’s performance of this Agreement.

8.8.2 Licensee and any Affiliate shall, prior to commencement of clinical trials involving Penn Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of such party’s performance of this Agreement.

8.8.3 The policy or policies of insurance described in this Section 8.8 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Penn as an additional insured with respect to Licensee’s performance of this Agreement. Licensee and any Affiliate shall provide Penn with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that the insurance carrier(s) notify Penn in writing at least 30 days prior to cancellation or material change in coverage.

8.8.4 Penn may periodically review the adequacy of the minimum limits of liability insurance specified in this Section, and Penn reserves the right to require Licensee and any Affiliate to adjust the liability insurance coverages within commercially reasonable levels. Any such determination shall be made reasonably by Penn in good faith. The specified minimum insurance amounts do not constitute a limitation on the obligation of Licensee and any Affiliate to indemnify Penn under this Agreement.

9. USE OF PENN’S NAME

     Licensee and its Affiliates and agents shall not use, and Licensee shall require its Affiliates and Sublicensees not to use, Penn’s name or any adaptation thereof, or any Penn seal, logotype, trademark, or service mark, or the name, mark, or logotype of any Penn representative or organization in any way without the prior written consent of Penn in its sole discretion. Notwithstanding the foregoing, Licensee and its Affiliates, Sublicensees and agents may refer to the fact that the Penn Licensed Products were based on technology developed by Drs. Klein and Degrado of the University of Pennsylvania. Licensee and its Affiliates, Sublicensees and agents may also refer to the existence of this Agreement and may describe its material terms in filings under the securities laws and in securities offering materials prepared in accordance with applicable securities laws and in its Sublicense Agreements and other materials provided to Sublicensees and prospective Sublicensees. In addition, Licensee and its Affiliates, Sublicensees and agents may refer to Penn’s name in biographical information of their officers, directors and employees, so long as Penn has had the opportunity to review the references to Penn prior to the use thereof.

10. ADDITIONAL PROVISIONS

10.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Penn and Licensee or its Affiliates or Sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2 No Assignment. Licensee is not permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law, without the prior written consent of Penn in its sole discretion. Prior consent for assignment by Licensee shall not be necessary in the event that (i) Licensee is sold or merged in its entirety, or Licensee sells all or substantially all of its assets provided that the assignee or purchaser agrees to abide by the terms of this Agreement in its entirety and (ii) Licensee provides written notice to Penn within ten (10) business days following the date on which the sale or merger is publicly announced. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment relieves Licensee, its Affiliates and/or Sublicensees of responsibility for the performance of any accrued obligations that Licensee, its Affiliates and/or Sublicensees has prior to such assignment.

10.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

10.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, sent via overnight delivery by a nationally-recognized overnight courier, or sent by certified or registered mail, return receipt requested, and shall be deemed to have been given when hand delivered, one (1) business day after mailing by overnight courier, or five (5) business days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Penn:

University of Pennsylvania
Center for Technology Transfer
3160 Chestnut Street, Suite 200
Philadelphia, PA 19104-3147
Attention: Managing Director

With a required copy to:

Office of General Counsel
University of Pennsylvania
133 South 36th St, Suite 300
Philadelphia, PA 19104-6303
Attention: General Counsel

If to Licensee:

Polymedix, Inc.
P.O. Box 130
Bryn Mawr, PA 19010-0130
Attention: Chief Executive Officer

With a copy to:

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Stephen A. Jannetta, Esq.

or to such other names or addresses as Licensee or Penn, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.4.

10.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of, or arising out of, this Agreement.

10.6 No Discrimination. Penn and Licensee, its Affiliates and Sublicensees shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

10.7 Compliance with Laws. Licensee, its Affiliates and Sublicensees shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee, its Affiliates and/or Sublicensees that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Penn neither represents that a license is not required nor that, if required, it will issue.

10.8 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that any assignment by Licensee must comply with Section 10.2 to be effective.

10.9 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

10.10 Integration and Amendment. This Agreement and the other Transaction Documents embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

10.11 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.12 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

10.13 Force Majeure. If the performance of any part of this Agreement by either party (other than the payment of monies due and owing hereunder) is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such party that could not, with the exercise of reasonable due diligence, have been avoided (a “Force Majeure Event”), the party so affected shall be excused from such performance to the extent of and for so long as such Force Majeure Event continues, provided that the affected party shall use all reasonable efforts to avoid or remove the causes of such Force Majeure Event with the utmost dispatch and to continue its performance under this Agreement whenever such causes are removed. When such circumstances arise, the affected party shall provide the other party with prompt notice thereof and shall regularly update the other party as to its efforts to remove the causes of such Force Majeure Event until full performance under this Agreement has resumed.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		LICENSEE: POLYMEDIX, INC.

By:	/s/ Louis P. Berneman	By:	/s/ Nicholas Landekic

Name:	Louis P. Berneman	Name:	Nicholas Landekic

Managing Director
Title:	Center for Technology Transfer	Title:	President and CEO

Date:		Date:

Attachment 1

Inventions and Patent Rights

Penn Ref #	Inventors	Title	Law Firm Ref #	Country	App. #	Details

N2428	William DeGrado, Michael Klein and Greg Tew	Facially Amphiphilic Polymers as Anti-infective Agents	4730-102 P US	US	60/274,145	Provisional application; filed March 8, 2001

			4730-102 WO	PCT	PCT/US02/22043	PCT application, designating all members; filed March 7, 2002

			4730-105 WO	PCT	PCT/US02/06899	Second PCT application, designating all members; filed March 7, 2002

N2485	William DeGrado, Yashitomo Hamuro, Dahui Liu	Design, Preparation, and Properties of Antibacterial β-Peptides	19522.0003	US	09/732,911	US non-provisional application; filed December 11, 2000

N2516	William DeGrado	Design of Polymers with Amphiphilic Conformations	N/A	N/A	N/A	See PCT/US02/22043

N2609	Michael Klein	New Force Field Program	N/A	US	60/383,884	Provisional application; filed by PENN on May 28, 2002

O2728	William DeGrado, Michael Klein	Biomimetic Antimicrobial Polymers	N/A	N/A	N/A	See PCT/US02/22043

O2772	William DeGrado, Michael Klein, Dahui Liu, Jing Yuan, Greg Tew	Enablement Data	N/A	N/A	N/A	See PCT/US02/22043 and PCT/US02/06899

ATTACHMENT 1 (continued)

Penn Ref #	Inventors	Title	Law Firm Ref #	Country	App. #	Details

O2855	William DeGrado, Michael Klein, Dahui Liu, Jing Yuan, Greg Tew	Novel Block Polymers	N/A	N/A	N/A	See PCT/US02/22043

O2880	Michael Klein, Carlos Lopez, Preston Moore	Computer Simulation of Biomembranes Using a Coarse Grain Model	N/A	US	60/388,527	Provisional application; filed by PENN on June 13, 2002

P2997	William DeGrado, Avram Slovic	Water Solubilization of Membrane Proteins by Structure Based Design	N/A	N/A	N/A	Currently under evaluation